Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2009, relating to the financial statements and financial statement schedule of Black Hills Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of Black Hills Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Minneapolis, MN

May 15, 2009